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Exhibit 5.1

August 1, 2017

CARBO Ceramics Inc.
575 North Dairy Ashford, Suite 300
Houston, Texas 77079

Re:  CARBO Ceramics Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to CARBO Ceramics Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-8 (the “Registration Statement”) to be filed today with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of (i) 700,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), to be issued by the Company pursuant to the Amended and Restated 2014 CARBO Ceramics Inc. Omnibus Incentive Plan (the “Omnibus Plan”) and (ii) 150,000 Shares to be issued by the Company pursuant to the CARBO Ceramics Inc. Savings and Profit Sharing Plan (the “Savings Plan” and, together with the Omnibus Plan, the “Plans”).

We have participated in the preparation of the Registration Statement and have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed

CARBO Ceramics Inc., p. 2

below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.  In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, when issued in accordance with the terms of the Plans, at prices not less than the par value thereof, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the use of this opinion as a part (Exhibit 5.1) of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

Very truly yours, Cleary Gottlieb Steen & Hamilton LLP By: /s/ Arthur H. Kohn Arthur H. Kohn, a Partner